Exhibit 99.1

Press Release

AVIS BUDGET GROUP REPORTS RESULTS

FOR FOURTH QUARTER AND FULL YEAR 2009

•	Fourth quarter EBITDA improved by $111 million year-over-year.

•	Full-year EBITDA increased 44% to $243 million and pretax loss improved to $6 million, excluding unusual items.

•	Full-year revenue of $5.1 billion.

•	Full-year pretax loss of $77 million.

•	Cost-saving initiatives exceeded $400 million in 2009.

Parsippany, N.J., February 17, 2010 – Avis Budget Group, Inc. (NYSE: CAR) today reported results for its fourth quarter and full year, which ended December 31, 2009. The Company reported full-year revenue of $5.1 billion and a pretax loss of $77 million, including $20 million of restructuring charges and $33 million of non-cash impairment charges. For the fourth quarter, the Company reported revenue of $1.2 billion and a pretax loss of $88 million, including $5 million of restructuring charges and a $32 million non-cash impairment charge.

Excluding unusual items, the Company generated full-year EBITDA of $243 million and a pretax loss of $6 million, and fourth quarter EBITDA of $14 million and a pretax loss of $51 million.

“In the fourth quarter, we saw a continuation of trends from the third quarter, specifically, strong pricing, tepid demand, a healthy used-car market and rigorous cost control throughout our operations. This enabled us to post significant year-over-year improvement in earnings,” said Ronald L. Nelson, Avis Budget Group Chairman and Chief Executive Officer. “Our decisions to remain tight-fleeted and further reduce unprofitable transactions helped us increase our Domestic Car Rental EBITDA by more than $80 million versus the prior-year quarter, despite lower revenues and lower rental volumes. Our ongoing cost reductions were also critical to our improved results.

“As we look into 2010, we expect year-over-year rental volume comparisons to improve over the course of the year, cost-saving initiatives to provide incremental benefits and the used car market to remain healthy. We also expect our per-unit fleet costs to decline year-over-year as we add more model-year 2010 vehicles to our fleet,” Mr. Nelson said.

Executive Summary

Fourth Quarter Results

In the fourth quarter, total car rental revenues decreased 9% year-over-year, driven primarily by a 19% decrease in rental days and a 13% increase in time and mileage revenue per day. Domestic ancillary revenues grew 9% on a per-rental-day basis.

Our car fleet costs decreased 21% due to a 3% decrease in our per-unit fleet costs and an 18% reduction in our average fleet. Other operating expenses, excluding net gasoline and insurance-related impacts, decreased 80 basis points to 52.6% of revenue, principally reflecting cost-saving and productivity improvement initiatives. Selling, general and administrative costs increased 10 basis points as a percentage of revenue to 10.9% primarily due to the absence of incentive compensation expense in fourth quarter 2008.

Truck rental revenue decreased 2% and EBITDA increased as cost savings were partially offset by a 2% decline in rental days, and time and mileage revenue per day was essentially unchanged.

In the fourth quarter, we recorded a $5 million restructuring charge related to our cost-reduction and efficiency improvement plan, as well as a $32 million non-cash impairment charge related to our investment in Carey Holdings, Inc.

Full-Year Results

For the full year, total car rental revenues decreased 15% versus the previous year, driven by a 20% decline in rental days partially offset by a 6% increase in time and mileage revenue per day. Leisure pricing was strong, particularly in the second half of 2009. Commercial pricing also increased modestly. Our rental days declined year-over-year due to the effects of reduced airline passenger volumes and our actions to reduce volume from unprofitable channels and transactions. Our off-airport revenues decreased 15%, to approximately $700 million, and we closed 124 under-performing off-airport locations during the year. Domestic ancillary revenue growth of 15% per rental day was driven by pricing actions and higher penetration rates.

Our car fleet costs decreased 16% due to a 3% increase in our per-unit fleet costs and a 19% reduction in our average fleet. Other operating expenses, excluding net gasoline and insurance-related impacts, decreased 40 basis points to 49.9% of revenue, principally reflecting cost-saving initiatives and productivity improvements. Selling, general and administrative costs decreased 20 basis points as a percentage of revenue to 10.5%, primarily due to cost-saving initiatives, partially offset by the absence of incentive compensation expense in 2008.

Truck rental revenue decreased 7% as rental days declined 7% and time and mileage revenue per day decreased 1%. EBITDA increased significantly, as we achieved substantial cost savings.

Business Segment Discussion

The following discussion of fourth quarter operating results focuses on revenue and EBITDA for each of our operating segments. Revenue and EBITDA are expressed in millions.

Domestic Car Rental

(Consisting of the Company’s U.S. Avis and Budget car rental operations)

	2009	2008	% change
Revenue	$867	$999	(13%)
EBITDA	$(20)	$(116)	NM

Revenue declined 13% primarily due to a 21% decrease in rental days, partially offset by a 9% increase in time and mileage revenue per day. EBITDA increased due to higher time and mileage rates per day, increased ancillary revenues per day, lower per-unit fleet costs, favorable self-insurance costs and cost-saving initiatives, partially offset by lower revenues. EBITDA includes restructuring costs of $4 million in fourth quarter 2009 compared with $18 million in fourth quarter 2008.

International Car Rental

(Consisting of the Company’s international Avis and Budget vehicle rental operations)

	2009	2008	% change
Revenue	$211	$179	18%
EBITDA	$33	$26	27%

Revenue increased 18% due to a 34% increase in time and mileage revenue per day, partially offset by a 10% decrease in rental days. EBITDA increased year-over-year primarily due to higher time and mileage revenue per day and the impact of exchange rates, partially offset by lower rental days and higher per-unit fleet costs. Excluding the impact of foreign exchange, time and mileage per day rates increased 10% and EBITDA increased slightly. EBITDA includes $1 million of restructuring costs in fourth quarter 2009 compared with $2 million in fourth quarter 2008.

Truck Rental

(Consisting of the Company’s Budget Truck rental business)

	2009	2008	% change
Revenue	$81	$83	(2%)
EBITDA	$1	$(8)	NM

Revenue decreased 2% due to a 2% decrease in rental day volume. EBITDA increased primarily due to reduced operating and fleet costs. EBITDA in fourth quarter 2008 included $2 million of restructuring costs.

Other Items

•

Debt Covenant Compliance – As of December 31, 2009, the Company remained in compliance with its financial covenant requirements under its senior credit facility. EBITDA for the latest twelve months for covenant purposes of approximately $265 million exceeded the requirement of $155 million.

•

Vehicle Financing – In November 2009, the Company completed a $200 million two-year vehicle-backed financing facility to fund its domestic and/or Canadian car rental fleet. In addition, the Company completed the annual renewal of its $1.95 billion vehicle-backed conduit financing facility at a reduced interest rate from the prior year. These transactions substantially completed our domestic fleet financing requirements for 2010.

•

Convertible Debt – In October 2009, the Company completed a $345 million five-year convertible note offering to provide additional corporate liquidity. The Company simultaneously entered into a convertible note hedge and warrant transaction to increase the effective conversion price of the notes from the Company’s perspective.

•

Fleet Negotiations – The Company has substantially completed its agreements with auto manufacturers for the purchase of model-year 2010 vehicles. Based on the agreements, the Company expects that no single manufacturer will account for more than approximately 25% of its U.S. rental car fleet and per-unit fleet costs are expected to decline compared with the prior year.

•

Annual Stockholders Meeting – We have scheduled our 2010 Annual Meeting of Stockholders for May 26, 2010 in Wilmington, Del. Stockholders of record as of the close of business on March 31, 2010 will be entitled to vote at the annual meeting.

Outlook

While demand for vehicle rentals appears to have stabilized, the Company expects the macroeconomic climate will remain challenging and rental volumes in the first quarter will again be lower than in the comparable prior-year period. Based on rental and reservation activity to date, the Company expects year-over-year pricing comparisons will continue to be positive in the first quarter. Furthermore, the Company expects rental volumes to improve sequentially over the course of 2010. The Company also expects to keep the size of its rental fleet in line with rental demand, as it did throughout 2009.

We estimate that our domestic fleet costs will decline 4-6% in 2010 on a per-unit basis, which we project will offset higher interest costs and other inflationary cost increases. The Company is continuing its efforts to reduce costs and enhance productivity through its Performance Excellence initiative and five-point cost-reduction and efficiency improvement plan. The Company expects that its cost-saving initiatives will provide an incremental $40-60 million of savings in 2010 compared to 2009, and the total annual savings from the Company’s actions are expected to exceed $450 million in 2010.

Investor Conference Call

Avis Budget Group will host a conference call to discuss fourth quarter and full-year results on Thursday, February 18, 2010, at 9:00 a.m. (ET). Investors may access the call live at www.avisbudgetgroup.com or by dialing (210) 234-0038, and providing the access code “Avis Budget.” Investors are encouraged to dial in approximately 10 minutes prior to the call. A web replay will be available at www.avisbudgetgroup.com following the call. A telephone replay will be available from 2:00 p.m. (ET) on February 18, 2010 until 8:00 p.m. (ET) on February 25 at (402) 998-1687, access code: “Avis Budget.”

About Avis Budget Group, Inc.

Avis Budget Group is a leading provider of vehicle rental services, with operations in more than 70 countries. Through its Avis and Budget brands, the Company is a leading general-use vehicle rental company in each of North America, Australia, New Zealand and certain other regions based on published airport statistics. Avis Budget Group is headquartered in Parsippany, N.J. and has approximately 23,000 employees. For more information about Avis Budget Group, visit www.avisbudgetgroup.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate”, “forecast” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results, including all statements related to first quarter and full-year 2010 results, future fleet costs, refinancing plans and cost-saving initiatives are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, a weaker-than-anticipated economic environment, the high level of competition in the vehicle rental industry, greater-than-expected costs for new vehicles, disposition of vehicles not covered by manufacturer repurchase programs, the financial condition of the manufacturers of our cars, lower-than-anticipated airline passenger traffic, an occurrence or threat of terrorism, a significant increase in interest rates or borrowing costs, our ability to obtain financing for our operations, including the funding of our vehicle fleet via the asset-backed securities market and the financial condition of financial-guaranty firms that have insured a portion of our outstanding vehicle-backed debt, higher-than-expected fuel costs, fluctuations related to the mark-to-market of derivatives which hedge our exposure to exchange rates, interest rates and fuel costs, the Company’s ability to meet or amend financial covenants associated with its borrowings and the Company’s ability to accurately estimate its future results and implement its strategy for cost savings and growth, particularly in the current environment. Other unknown or unpredictable factors also could have material adverse effects on Avis Budget Group’s performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Report on Form 10-Q for the period ended September 30, 2009 included under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other filings and furnishings made by the Company with the SEC from time to time. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained on Table 5 to this release.

Contacts

Media Contact:	Investor Contacts:
John Barrows	David Crowther
973-496-7865	973-496-7277

Neal Goldner
973-496-5086

# # #

Tables Follow

Table 1

Avis Budget Group, Inc.

SUMMARY DATA SHEET

(In millions, except per share data)

	Three Months Ended December 31,			Year Ended December 31,
	2009	2008	% Change	2009	2008	% Change
Income Statement Items
Net revenues	$1,160	$1,261	(8)%	$5,131	$5,984	(14)%
Loss before income taxes	(88)	(164)	*	(77)	(1,343)	*
Net loss	(49)	(121)	*	(47)	(1,124)	*
Earnings per share—Diluted	(0.47)	(1.20)	*	(0.46)	(11.04)	*

Excluding Unusual Items (non-GAAP) (A)
Net revenues	$1,160	$1,261	(8)%	$5,131	$5,984	(14)%
Loss before income taxes	(51)	(143)	*	(6)	(48)	*
Net loss	(27)	(111)	*	(4)	(51)	*
Earnings per share—Diluted	(0.25)	(1.08)	*	(0.04)	(0.50)	*

	As of
	December 31, 2009	December 31, 2008
Balance Sheet Items
Cash and cash equivalents (B)	$482	$258
Vehicles, net	5,967	7,164
Debt under vehicle programs	4,374	6,034
Corporate debt	2,131	1,789
Stockholders’ equity	222	93

Segment Results

	Three Months Ended December 31,			Year Ended December 31,
	2009	2008	% Change	2009	2008	% Change
Net Revenues
Domestic Car Rental	$867	$999	(13)%	$3,967	$4,695	(16)%
International Car Rental	211	179	18%	808	904	(11)%
Truck Rental	81	83	(2)%	354	382	(7)%
Corporate and Other	1	—	*	2	3	*

Total Company	$1,160	$1,261	(8)%	$5,131	$5,984	(14)%

EBITDA (C)
Domestic Car Rental	$(20)	$(116)	*	$108	$12	*
International Car Rental	33	26	27%	126	141	(11)%
Truck Rental	1	(8)	*	13	(4)	*
Corporate and Other	(5)	(4)	*	(42)	(13)	*

Total Company	$9	$(102)	*	$205	$136	51%

Reconciliation of EBITDA to Pretax Loss
Total Company EBITDA	$9	$(102)		$205	$136
Less: Non-vehicle related depreciation and amortization	24	26		96	88
Interest expense related to corporate debt, net	41	36		153	129
Impairment (A)	32	—		33	1,262

Loss before income taxes	$(88)	$(164)	*	$(77)	$(1,343)	*

*	Not meaningful.
(A)	During the three months and year ended December 31, 2009, we recorded unusual items of $37 million and $71 million, respectively. For the three months ended December 31, 2009, these items consist of $5 million ($3 million, net of tax) in restructuring charges related to our cost-reduction and efficiency improvement plan and $32 million ($19 million, net of tax) for the impairment of our investment in Carey Holdings, Inc. (“Carey”). For the year ended December 31, 2009, these items consist of (i) $20 million ($12 million, net of tax) in restructuring charges related to our cost-reduction and efficiency improvement plan, (ii) $18 million ($11 million, net of tax) for an adverse litigation judgment and (iii) $33 million ($20 million, net of tax) for investment impairments.

During the three months and year ended December 31, 2008, we recorded unusual items of $21 million and $1,295 million, respectively. For the three months ended December 31, 2008, these items consist of $22 million ($13 million, net of tax) in restructuring charges related to our cost-reduction and efficiency improvement plan and a $1 million credit for separation-related costs in connection with the execution of the plan to separate Cendant (as we were formerly known) into four independent companies. For the year ended December 31, 2008, these items consist of $1,262 million ($1,053 million, net of tax) for the impairment of goodwill, our tradenames asset and our investment in Carey, and $33 million ($20 million, net of tax) for restructuring and other items.

(B)	The balance at December 31, 2009 and 2008 includes $5 million and $10 million, respectively, of cash which will be utilized to pay separation costs or will be distributed to Realogy and Wyndham.
(C)	See Table 5 for a description of EBITDA.

Table 2

Avis Budget Group, Inc.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Revenues
Vehicle rental	$869	$954	$3,906	$4,564
Other	291	307	1,225	1,420

Net revenues	1,160	1,261	5,131	5,984

Expenses
Operating	617	711	2,636	3,147
Vehicle depreciation and lease charges, net	320	400	1,425	1,697
Selling, general and administrative	130	144	551	655
Vehicle interest, net	79	87	294	321
Non-vehicle related depreciation and amortization	24	26	96	88
Interest expense related to corporate debt, net	41	36	153	129
Restructuring charges	5	22	20	28
Impairment	32	—	33	1,262
Separation costs, net	—	(1)	—	—

Total expenses	1,248	1,425	5,208	7,327

Loss before income taxes	(88)	(164)	(77)	(1,343)
Benefit from income taxes	(39)	(43)	(30)	(219)

Net loss	$(49)	$(121)	$(47)	$(1,124)

Earnings (loss) per share
Basic and Diluted	$(0.47)	$(1.20)	$(0.46)	$(11.04)

Weighted average shares outstanding
Basic and Diluted	102.3	101.7	102.2	101.9

Table 3

Avis Budget Group, Inc.

SEGMENT REVENUE DRIVER ANALYSIS

	Three Months Ended December 31,			Year Ended December 31,
	2009	2008	% Change	2009	2008	% Change
CAR RENTAL

Domestic Car Rental Segment

Rental Days (000’s)	15,581	19,707	(21)%	72,811	92,291	(21)%
Time and Mileage Revenue per Day	$42.69	$39.06	9%	$42.22	$39.41	7%
Average Rental Fleet	235,771	291,003	(19)%	270,223	338,093	(20)%

International Car Rental Segment

Rental Days (000’s)	2,955	3,300	(10)%	13,021	14,346	(9)%
Time and Mileage Revenue per Day (A)	$47.60	$35.64	34%	$42.36	$43.40	(2)%
Average Rental Fleet	47,905	54,825	(13)%	51,109	56,726	(10)%

Total Car Rental

Rental Days (000’s)	18,536	23,007	(19)%	85,832	106,637	(20)%
Time and Mileage Revenue per Day	$43.47	$38.57	13%	$42.24	$39.94	6%
Average Rental Fleet	283,676	345,828	(18)%	321,332	394,819	(19)%

TRUCK RENTAL SEGMENT

Rental Days (000’s)	958	978	(2)%	3,840	4,129	(7)%
Time and Mileage Revenue per Day	$67.27	$67.13	0%	$73.08	$73.66	(1)%
Average Rental Fleet	28,366	29,686	(4)%	28,988	29,744	(3)%

Rental days and time and mileage revenue per day are calculated based on the actual rental of the vehicle during a 24-hour period. Our calculation of rental days and time and mileage revenue per day may not be comparable to the calculation of similarly-titled statistics by other companies.

(A)	Of the change in time and mileage per day, 24 percentage points and (7) percentage points are due to movements in foreign exchange rates in the three months and for the year ended December 31, 2009, respectively, with time and mileage revenue per day increasing by 10 percentage points and 5 percentage points, respectively, excluding foreign-exchange effects.

Table 4

Avis Budget Group, Inc.

CONSOLIDATED SCHEDULES OF CASH FLOWS AND FREE CASH FLOWS

(In millions)

CONSOLIDATED SCHEDULE OF CASH FLOWS

Year Ended December 31, 2009
Operating Activities
Net cash provided by operating activities exclusive of vehicle programs	$100
Net cash provided by operating activities of vehicle programs	1,391

Net cash provided by operating activities	1,491

Investing Activities
Net cash used in investing activities exclusive of vehicle programs	(25)
Net cash provided by investing activities of vehicle programs	191

Net cash provided by investing activities	166

Financing Activities
Net cash provided by financing activities exclusive of vehicle programs	288
Net cash used in financing activities of vehicle programs	(1,753)

Net cash used in financing activities	(1,465)

Effect of changes in exchange rates on cash and cash equivalents	32

Net increase in cash and cash equivalents	224
Cash and cash equivalents, beginning of period	258

Cash and cash equivalents, end of period	$482

CONSOLIDATED SCHEDULE OF FREE CASH FLOWS (A)

Year Ended December 31, 2009
Pretax income	$(77)
Addback of impairment	33
Addback of non-cash, non-vehicle related depreciation and amortization	96
Working capital and other (B)	111
Capital expenditures	(39)
Tax payments, net of refunds	(19)
Vehicle programs and (gain) loss on vehicle sales (C)	(201)

Free Cash Flow	(96)

Borrowings, net	334
Foreign exchange effects and other	19
Net purchases of equity instruments	(33)

Net increase in cash and cash equivalents (per above)	$224

(A)	See Table 5 for a description of Free Cash Flow.
(B)	Working capital and other includes net separation-related outflows of $5 million.
(C)	Primarily reflects vehicle-backed borrowings (repayments) that are incremental to vehicle-backed borrowings (repayments) required to fund incremental (reduced) vehicle and vehicle-related assets.

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES

Year Ended December 31, 2009
Free Cash Flow (per above)	$(96)
Cash (inflows) outflows included in Free Cash Flow but not reflected in
Net Cash Provided by Operating Activities (per above)
Investing activities of vehicle programs	(191)
Financing activities of vehicle programs	1,753
Capital expenditures	39
Proceeds received on asset sales	(14)

Net Cash Provided by Operating Activities (per above)	$1,491

Table 5

Avis Budget Group, Inc.

DEFINITIONS AND RECONCILIATIONS OF NON-GAAP MEASURES

(In millions, except per share data)

The accompanying press release includes certain non-GAAP (generally accepted accounting principles) financial measures as defined under SEC rules. To the extent not provided in the press release or accompanying tables, we have provided below the reasons we present these non-GAAP financial measures, a description of what they represent and a reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP.

DEFINITIONS

EBITDA

The accompanying press release presents EBITDA, which represents income (loss) before non-vehicle related depreciation and amortization, any impairment charge, non-vehicle related interest and income taxes. We believe that EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation. It is also a component of our financial covenant calculations under our credit facilities, subject to certain adjustments. EBITDA should not be considered in isolation or as a substitute for net income (loss) or other income statement data prepared in accordance with GAAP and our presentation of EBITDA may not be comparable to similarly-titled measures used by other companies.

A reconciliation of EBITDA to income (loss) before income taxes can be found on Table 1, Summary Data Sheet, and a reconciliation of income (loss) before income taxes to net income (loss) can be found on Table 2, Consolidated Condensed Statement of Operations.

Unusual items

The accompanying press release presents EBITDA and loss before income taxes for the three months and year ended December 31, 2009, excluding unusual items. Table 1 presents loss before income taxes, net loss and earnings per share, excluding unusual items. For the three months ended December 31, 2009, unusual items consisted of (i) $5 million for restructuring-related expenses and (ii) $32 million for an impairment of our investment in Carey Holdings, Inc. (“Carey”). For the year ended December 31, 2009, unusual items consisted of (i) $20 million for restructuring-related expenses, (ii) $18 million for an adverse litigation judgment for a breach of contract claim related to our acquisition of our Budget vehicle rental business in 2002 and (iii) $33 million for impairments of investments. Reconciliations of EBITDA and net loss, excluding unusual items to net loss are presented below.

We believe that the measures referred to above are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude restructuring-related expenses, the litigation expense referred to above and the impairment of an investment as such items are not representative of the results of operations of our business for the three months and year ended December 31, 2009.

Reconciliation of EBITDA, excluding unusual items to net loss:

	Three Months Ended December 31, 2009	Year Ended December 31, 2009
EBITDA, excluding unusual items	$14	$243
Less: Non-vehicle related depreciation and amortization	24	96
Interest expense related to corporate debt, net	41	153

Loss before income taxes, excluding unusual items	(51)	(6)

Less unusual items:
Restructuring charges	5	20
Litigation costs	—	18
Impairment	32	33

Loss before income taxes	(88)	(77)
Benefit from income taxes	(39)	(30)

Net loss	$(49)	$(47)

Reconciliation of net loss, excluding unusual items to net loss:

Net loss, excluding unusual items	$(27)	$(4)
Less unusual items, net of tax:
Restructuring charges	3	12
Litigation costs	—	11
Impairment	19	20

Net loss	$(49)	$(47)

Earnings per share, excluding unusual items (diluted)	$(0.25)	$(0.04)

Earnings per share (diluted)	$(0.47)	$(0.46)

Shares used in non-GAAP per share calculations-diluted	102.3	102.2

The accompanying press release presents EBITDA and income before income taxes for the three months and year ended December 31, 2008 excluding unusual items. Table 1 presents income (loss) before income taxes, income from continuing operations and EPS from continuing operations (diluted), excluding unusual items. For EBITDA, unusual items consist of restructuring-related expenses, separation-related costs and the settlement of a litigation claim. For loss before income taxes, unusual items include separation-related costs, restructuring-related expenses, the settlement of a litigation claim and the impairment of (i) goodwill, (ii) our tradenames asset and (iii) our investment in Carey.

During the three months ended December 31, 2008, we recorded $21 million in unusual items which consisted of (i) $22 million of restructuring costs, primarily related to severance for headcount reductions, the closure of certain facilities and the cancellation of lease contracts, and (ii) $1 million of separation-related credits. Separation-related costs were expenses incurred in connection with the execution of the plan to separate Cendant Corporation (as we were formerly known) into four independent companies. The credit recorded for the three months ended December 31, 2008 relates to Separation-related tax items.

During the twelve months ended December 31, 2008, we recorded $1,295 million of unusual items which consisted of (i) a charge of $1,262 million for the impairment of goodwill, our tradenames asset and our investment in Carey to reflect a decline in their fair values compared to their carrying values, (ii) $28 million of restructuring costs, primarily related to severance for headcount reductions, the closure of certain facilities and the cancellation of lease contracts and (iii) a $5 million charge for the settlement of a litigation claim.

Reconciliation of EBITDA, excluding unusual items to net loss:

	Three Months Ended December 31, 2008	Year Ended December 31, 2008
EBITDA, excluding unusual items	$(81)	$169
Less: Non-vehicle related depreciation and amortization	26	88
Interest expense related to corporate debt, net	36	129

Loss before income taxes, excluding unusual items	(143)	(48)

Less unusual items:
Impairment	—	1,262
Restructuring charges	22	28
Litigation costs	—	5
Separation-related costs	(1)	—

Loss before income taxes	(164)	(1,343)
Benefit from income taxes	(43)	(219)

Net loss	$(121)	$(1,124)

Reconciliation of net loss, excluding unusual items to net loss:

Net loss, excluding unusual items	$(111)	$(51)
Less unusual items, net of tax:
Impairment	(3)	1,053
Restructuring charges	13	17
Litigation costs	—	3
Separation-related costs	—	—

Net loss	$(121)	$(1,124)

Earnings per share, excluding unusual items (diluted)	$(1.08)	$(0.50)

Earnings per share (diluted)	$(1.20)	$(11.04)

Shares used in non-GAAP per share calculations-diluted	101.7	101.9

Free Cash Flow

Represents Net Cash Provided by Operating Activities adjusted to include the cash inflows and outflows relating to (i) capital expenditures and GPS navigational units, (ii) the investing and financing activities of our vehicle programs and (iii) asset sales, if any. We believe that Free Cash Flow is useful to management and the investors in measuring the cash generated that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Free Cash Flow may not be comparable to similarly-titled measures used by other companies. A reconciliation of Free Cash Flow to the appropriate measure recognized under GAAP (Net Cash Provided by Operating Activities) is presented in Table 4, which accompanies this press release.